                                                                     EXHIBIT 2.1


                      SOFTWARE AND ASSET PURCHASE AGREEMENT

                                      AMONG

                           BACKWEB TECHNOLOGIES LTD.,

                            MOBIX COMMUNICATIONS LTD.

                                       AND

                                   ESTER HEMLI


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                      SOFTWARE AND ASSET PURCHASE AGREEMENT

        THIS SOFTWARE AND ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of the 4th day of June 2000, by and among BACKWEB TECHNOLOGIES LTD., a Company organized under the laws of the State of Israel ("BackWeb" or the "Purchaser"), MOBIX COMMUNICATIONS LTD., a company organized under the laws of the State of Israel (the "Company" or the "Seller"), and Ester Hemli (the "Principal Shareholder").

                                    RECITALS

        A. Seller is engaged in the business of developing, manufacturing and marketing software technologies providing wireless data solutions (the "Business");

        B. Purchaser wishes to purchase and acquire from Seller, and Seller wishes to sell, assign and transfer to Purchaser, the software and all the intellectual property owned, licensed or developed by the Company and all tangible assets embodying such property, as more fully detailed in Exhibit B hereto (the "Intellectual Property" or "Purchased Assets"), all for the purchase price, and upon the terms and subject to the conditions herein set forth;

        C. Purchaser wishes to retain the services of certain Key Employees and certain Retained Employees, whose names are listed on Schedule 1.4.2 hereto (the "Retained Employees") of the Seller, and Seller agrees to such retention.

        D. Purchaser agrees to assist the Company in performing the Company's obligations under certain agreements between the Company and certain third parties for which the use of the Intellectual Property is required, solely in the form of licensing such Intellectual Property to the Seller, under the terms and conditions of the License Agreement attached as Schedule 2.8 hereto;

        E. The Company agrees, for the consideration that shall be paid by BackWeb pursuant to this Agreement and certain other undertakings of BackWeb hereunder, to refrain from competitive activities as provided for in this Agreement.

        F. Capitalized terms used herein without separate definitions have the meanings ascribed to them in Exhibit A.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the parties hereto hereby agree as follows:

                                    ARTICLE 1

      SALE AND PURCHASE OF ASSETS; RETENTION OF KEY AND REQUIRED EMPLOYEES

        1.1 PURCHASED ASSETS. Subject to the terms and upon the conditions set forth in this Agreement, at the Closing Seller shall sell, assign, transfer, convey and deliver to Purchaser, and


                                       1.
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Purchaser shall purchase and acquire from Seller, all right, title and interest in the Purchased Assets free and clear of all Liens.

        1.2 UNASSUMED LIABILITIES. Purchaser shall not assume, pay, incur or in any way be liable or responsible for any of the Company's debts, liabilities or obligations, including, without limitation:

            (a) any liabilities and obligations of Seller to any of its clients, licensees, sub-contractors, distributors, agents, consultants, etc., under any Contract;

            (b) any wages, salary, severance, bonuses, retention bonuses, commissions, vacation or holiday pay, post retirement medical benefits, fringe benefits, long-term disability benefits, life insurance benefits, any duties, obligations or liabilities arising under any Company sponsored employee benefit plan, policy or practice, relating to the employees of the Company or other amounts due to any employees or former employees of the Company which accrue on or prior to the Closing Date (as defined below);

            (c) any liabilities and obligations under the Company's share option plan;

            (d) any liabilities and obligations of Seller for any Israeli, U.S. federal, state, local or foreign income, excise, sales, value added, stamp, personal, payroll or other taxes of any kind whatsoever;

            (e) any tax (including, without limitation, income, franchise, sales, transfer, recording, documentary or other tax) imposed upon or incurred by Seller arising out of or in connection with the negotiation and preparation of this Agreement and the consummation and performance of the transactions contemplated hereby; and

            (f) any liability or obligation relating to, resulting from, caused by, or arising out of the ownership, operations or control of the Company's Business through the Closing Date, including any losses derived from third party product liability claims or any indebtedness for borrowed money.

        1.3 NONASSIGNABLE CONTRACTS AND AUTHORIZATIONS. To the extent that the assignment of the Purchased Assets causes any infringement upon the Company's obligations pursuant to any license, permit, approval or instrumentality granted to the Company by any third party, in connection with, or any Contract which provides for joint ownership of, the Purchased Assets (or any part thereof), this Agreement shall not constitute a contract to assign the same. Seller shall cooperate with Purchaser (as expeditiously as possible) in any commercially feasible arrangement requested by Purchaser which shall provide to Purchaser the benefits under any such Contract, license, permit, approval or instrumentality, including enforcement of any and all rights of Seller against the other party thereto arising out of breach or cancellation thereof by such other party or otherwise.

        1.4 RETENTION OF KEY EMPLOYEES AND RETAINED EMPLOYEES.


                                       2.
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            1.4.1 Subject to and upon the terms and conditions set forth in this
Agreement, at or prior to the Closing, Purchaser shall sign employment contracts with the Key Employees, in a form agreed by Purchaser and the Key Employees.
Such employment shall be for a minimal period of two years beginning on the Closing (as defined hereunder). In addition, and as a condition to the Closing, Purchaser shall enter into Agreements with each of Eli Gur and Israel Ganor, in the forms attached hereto as Exhibits G and H, respectively (the "Gur-Ganor Agreements").

            1.4.2 Prior to or at the Closing, Purchaser may seek the retention of any of the Retained Employees, whose names are listed on Schedule 1.4.2 hereto. Seller shall not oppose to such retention and shall provide any reasonable assistance requested by BackWeb in order to enable such retention.

            1.4.3 Seller shall solely be responsible for providing and making payment under complete severance packages, as required by law and under the relevant employment contracts, to each of the Key Employees and the Retained Employees, upon termination of their employment with the Seller.

            1.4.4 For a period of six (6) months following the Closing, in the event that Seller shall require the assistance of any of the Key Employees and the Retained Employees in order to support existing (as of the date hereof) clients under existing support contracts, it shall notify BackWeb of such need, at least 7 days in advance, and BackWeb shall make its best efforts in order to make such employees available for Seller; provided that: (i) no such employee shall spend more than 30 hours on such support activities (averaging, to the extent possible, 5 hours per month); (ii) all coordination shall be made through BackWeb, and Seller shall not contact any of the employees directly; and (iii) BackWeb will charge Seller for such services, based on an hourly rate to be provided by BackWeb.

                                    ARTICLE 2

                        CLOSING; PURCHASE PRICE; LICENSE

        2.1 PLACE AND DATE. The closing of the sale and purchase of the Purchased Assets (the "Closing") shall take place at the offices of Naschitz, Brandes & Co., 5 Tuval Street, Tel-Aviv 67897, Israel at 10:00 a.m., on June 19, 2000 or such later business day on which all the conditions set forth in Sections 7.1 and 7.2 have been fulfilled or waived, or such other time, date and place as may be mutually agreeable to the parties hereto (the "Closing Date"). At the Closing, the Seller shall deliver to BackWeb one or more instruments representing the Seller's ownership of the Purchased Assets and their delivery to BackWeb, and BackWeb (i) shall pay the Cash Payment (as defined below) to the Seller, (ii) shall issue the Acquisition Shares (as defined below) and shall deposit the Acquisition Shares with the Escrow Agent, and (iii) shall deposit the Escrow Payment (as defined below) with the Escrow Agent.


                                       3.
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          2.2 PURCHASE CONSIDERATION. As consideration for the sale of the
Purchased Assets to Purchaser, at the Closing Purchaser (i) shall pay to the Seller a total amount of $9,600,000 (the "Cash Payment"); (ii) shall issue the number of Ordinary Shares of Purchaser (the "Acquisition Shares") equal to $2,900,000 in value, calculated using the average daily closing price of BackWeb Ordinary Shares for the 15 consecutive trading days immediately preceding the Closing Date. The Acquisition Shares shall be deposited with the Escrow Agent to be held in the Escrow Fund and shall be available to satisfy the indemnification obligations as provided in Section 9 below and to secure the retention of the Key Employees for the employment period set forth in Section 1.4.1. The Acquisition Shares shall bear an appropriate restrictive legend referring to the fact that the Acquisition Shares are being sold in reliance upon the exemption from registration under the Securities Act provided by Section 4(2) thereof and Rule 506 thereunder; and (iii) shall deposit a total amount of $2,400,000 (the "Escrow Payment"), with the Escrow Agent to be held in the Escrow Fund to be available to satisfy the indemnification obligations as provided in Section 9 below and to secure the retention of the Key Employees for the employment period set forth in Section 1.4.1 above (the Cash Payment, the Acquisition Shares and the Escrow Payment shall collectively be referred to as the "Purchase Consideration"). For clarifying purposes, the total Purchase Consideration set forth above equals $14,900,000. Value Added Tax with respect to the Purchase Consideration shall be paid by the Purchaser by means of a post-dated check to the date on which such VAT is to be paid by the Seller to the Israeli tax authorities.

        2.3 ALLOCATION. Following the Closing, Purchaser shall deliver to Seller a statement setting forth Purchaser's good faith determination of the manner in which the Purchase Consideration is to be allocated among the Purchased Assets. The allocation prescribed by such statement shall be conclusive and binding upon the Seller for all purposes, and Seller shall not file any Return or other document with, or make any statement or declaration to, any governmental body that is inconsistent with such allocation.

        2.4 TRANSACTION COSTS. Each party shall bear its own fees, costs and expenses in connection with the transactions contemplated by this Agreement.

        2.5 DELIVERIES. At the Closing, Seller shall deliver to Purchaser such assignments and other good and sufficient instruments of transfer as shall be satisfactory in form and substance to Purchaser, and shall be effective to vest in Purchaser good and marketable title, free and clear of any Liens and Encumbrances or rights and claims of others, to all of the Purchased Assets. The Company shall pay all sales, capital, franchise income, use, transfer or other taxes, payable by the Seller by reason of the sale hereunder.

        2.7 FURTHER ASSURANCES. Each party agrees, at any time and from time to time after the Closing Date, upon reasonable request from the other party, to do, execute, acknowledge and deliver, as appropriate, such further acts, deeds, assignments, transfers, conveyances and powers of attorney as may reasonably be required for the better assigning, transferring, granting, conveying, assuring and confirming to such other party, or its successors and assigns, of any of the assets or liabilities to be assigned to it or retained by such party as provided herein.


                                       4.
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        2.8 LICENSE OF PURCHASED ASSETS TO THE COMPANY. Purchaser shall grant the Company a license to use the Purchased Assets, under the terms and conditions of the License Agreement attached hereto as Schedule 2.8, which shall be executed by the parties on the Closing Date.

                                    ARTICLE 3

       REPRESENTATIONS AND WARRANTIES OF SELLER AND PRINCIPAL SHAREHOLDER

        3.1 REPRESENTATIONS AND WARRANTIES OF SELLER AND PRINCIPAL SHAREHOLDER. Seller and the Principal Shareholder, hereby represent and warrant to Purchaser as follows:

            3.1.1 CORPORATE ORGANIZATION AND STANDING. Seller is a corporation duly organized and validly existing under the laws of the State of Israel and has all corporate power and authority to conduct the Business in the manner in which the Business is presently conducted and to own and use the Purchased Assets in the manner in which the Purchased Assets are currently owned and used.

            3.1.2 MEMORANDUM OF ASSOCIATION AND ARTICLES OF ASSOCIATION. Copies of the Memorandum of Association and Articles of Association or other organizational documents of Seller have been made available to Purchaser, and each such copy is true, correct and complete.

            3.1.3 CORPORATE AUTHORIZATION; BINDING AGREEMENT. Seller has full right, power and authority to enter into this Agreement and to perform fully its obligations hereunder. The execution and delivery of this Agreement and all other documents and instruments executed or to be executed by Seller pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate and other action on the part of Seller including the approval of the Board of Directors of the Company. This Agreement and all other documents and instruments executed or to be executed by Seller pursuant to this Agreement have been, or will have been, at the time of their respective execution and deliveries, duly executed and delivered by a duly authorized officer of Seller. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or similar laws relating to or affecting the rights of creditors generally.

            3.1.4 NO CONFLICT. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) result in the acceleration of, or the creation in any party of any right to accelerate, terminate, modify or cancel any material indenture, Contract, lease, sublease, loan agreement, note or other obligation or liability to which Seller is a party or by which it is bound or to which any of its assets is subject, (b) conflict with or result in a breach of or constitute a default under any provision of the Articles of Association of Seller, or a default under or violation of any material restriction, Lien, Encumbrance, indenture, Contract, lease, sublease, loan agreement, note or other obligation or liability to which


                                       5.
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it is a party or by which it is bound or to which any of its assets is subject or result in the creation of any Lien or Encumbrance upon any of said assets, or
(c) violate or result in a breach of or constitute a default under any judgment, order, decree, rule or regulation of any court or governmental agency to which Seller is subject, and which, in each of clauses (a), (b) and (c) above, would have a Material Adverse Effect.

            3.1.5 FINANCIAL INFORMATION.

            (a) The Company has delivered to BackWeb the following financial statements and notes (collectively, the "Financial Statements"):

                (i) The audited financial statements of the Company as of December 31, 1999, 1998, and 1997, and the related audited statements of operations, statements of shareholders' equity and statements of cash flows of the Company for the years then ended, together with the notes thereto and the unqualified report and opinion of a recognized firm of independent certified public accountants relating thereto; and

                (ii) The unaudited balance sheet of the Company as of [March 31, 2000], and the related unaudited statements of operations, statements of shareholders' equity and statements of cash flows of the Company for the period then ended (the "Interim statements").

            (b) The Financial Statements and the Interim Statements are accurate and complete in all material respects and present fairly the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby. The Financial Statements and the Interim Statements have been prepared in accordance with generally accepted accounting principles consistently applied in Israel throughout the periods covered (except that the Interim Statements do not contain footnotes and are subject to normal and recurring year-end audit adjustments, which will not, individually or in the aggregate, be material in magnitude) and comply with the requirements of all applicable Israeli regulations.

            (c) All proper and necessary books of account, minute books, registers and records have been maintained by the Company, are in its possession and contain accurate information relating to all material transactions to which the Company has been a party, except where the failure to maintain such books of account, minute books, registers and records would not have a Material Adverse Effect on the Company.

            3.1.6 INSURANCE. Seller has in full force and effect policies of insurance in amounts generally maintained by companies engaged in businesses similar to that of the Business, and will cause such policies to remain in full force and effect until the Closing Date.

            3.1.7 LITIGATION. There are no actions, suits, proceedings or governmental investigations pending or, to Seller's and Principal Shareholder's best knowledge, threatened against Seller, before any court, governmental department, commission, board, agency, authority or instrumentality, domestic or foreign, or that have been settled, dismissed or resolved. Seller is


                                       6.
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not subject to any judgment, stipulation, order or decree arising from any action, suit, proceeding or investigation.

            3.1.8 LICENSES AND PERMITS; COMPLIANCE WITH LAWS. Seller owns, holds or possesses in its own name all licenses and permits necessary to entitle it to carry on and conduct the Business and its operations as presently conducted, except for such licenses and permits the absence of which would not, in the aggregate, have a Material Adverse Effect. Seller is not in violation of or default under any licenses and permits or any judgment, order, writ, injunction or decree of any court or administrative agency issued against it or any statute, law, ordinance, rule or regulation applicable to it, which would, individually or in the aggregate, have a Material Adverse Effect or which would, individually or in the aggregate, interfere materially with the consummation of the transactions contemplated by this Agreement.

            3.1.10 SELLER CONTRACTS.

                (a) Schedule 3.1.10(a) attached hereto identifies each Seller Contract. Seller has delivered to or made available to Purchaser accurate and complete copies of all Seller Contracts identified in Schedule 3.1.10(a) attached hereto. No material change has been made to any of the terms and conditions of any of the Seller Contracts. Each Seller Contract is valid and in full force and effect.

                (b) No Person has violated or breached, or declared or committed any default under, any Seller Contract. No event has occurred, and no circumstance or condition exists, that might (with or without notice or lapse of time) (i) result in a violation or breach of any of the provisions of any Seller Contract, (ii) give any Person the right to declare a default or exercise any remedy under any Seller Contract, (iii) give any Person the right to accelerate the maturity or performance of any Seller Contract, or (iv) give any Person the right to cancel, terminate or modify any Seller Contract. Seller has not received any written or oral communication regarding any actual, alleged, possible or potential violation or breach of, or default under, any Seller Contract. Seller has not waived any right under any Seller Contract.

                (c) To the best of the knowledge of Seller and Principal Shareholder, each Person against which Seller has or may acquire any rights under any Seller Contract is solvent and is able to satisfy all of such Person's current and future monetary obligations and other obligations and liabilities thereunder.

                (d) The performance of the Seller Contracts will not result in any violation of or failure to comply with any Legal Requirement.

                (e) No Person is renegotiating, or has the right to renegotiate, any amount paid or payable to Seller under any Seller Contract or any other term or provision of any Seller Contract.


                                       7.
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                (f) Seller and Principal Shareholder have no knowledge of any basis upon which any party to any Seller Contract may object to the assignment to Purchaser of any rights under such Seller Contract or the delegation to or performance by Purchaser of any obligations under such Seller Contract.

                (g) The Seller Contracts identified in Schedule 3.1.10(a) attached hereto constitute all of the Seller Contracts necessary to enable Seller to conduct the Business in the manner in which it is currently being conducted.

            3.1.11 TITLE TO PURCHASED ASSETS.

            (a) (i) The Company owns or has the right to use, free and clear of all Liens and Encumbrances, the Purchased Assets, (ii) the Company has the right to transfer the Purchased Assets to the Purchaser, free and clear of any Liens and Encumbrances, and (iii) the Intellectual Property does not infringe upon or violate any right, Lien or Encumbrance of others, including without limitation of its present or former employees or the former employers of all such persons. The Company is not currently obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner or licensee of, or other claimant to, any patent, trademark, service mark, trade name, copyright, trade secret right or other intangible asset or intellectual property right, with respect to the use thereof or in connection with the conduct of the Business or otherwise.

            (b) Subject to Schedule 3.1.11 (b) attached hereto, any and all Intellectual Property of any kind which has been developed, or is currently being developed, by the Company or any employees of the Company is the property solely of the Company. The Company has taken security measures to protect the secrecy, confidentiality and value of all the Intellectual Property, which measures are reasonable and customary in the industry in which the Company operates. Each person who, either alone or in concert with others, developed, invented, discovered, derived, programmed or designed any portion of the Intellectual Property, or who has knowledge of or access to information about the Intellectual Property, has entered into an adequate, written non-disclosure and assignment of proprietary rights agreement with the Company regarding ownership and treatment of the Intellectual Property.

            (c) Neither the Company nor any of its directors, officers or employees has received any communications alleging that the Company has violated, or by conducting its business as currently conducted would violate, any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity. Neither the Company nor any of its directors, officers or employees has received notice nor is it otherwise aware of any infringement of or conflict with asserted rights of others, with respect to any of the Intellectual Property, or of any facts, or assertion of any facts, which would render any of the Intellectual Property invalid or unenforceable.

            (d) To the best knowledge of Seller and Principal shareholder, none of the Key Employees and Retained Employees are obligated under any contract (including licenses,


                                       8.
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covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such persons' best efforts to promote the interests of BackWeb or that would conflict with the BackWeb's business.

            (e) The Intellectual Property owned by the Company constitutes all of the Intellectual Property necessary to enable the Company to conduct its business in the manner in which such business has been and is being conducted. Subject to Schedule 3.1.11 (e) attached hereto, the Company has not licensed any of the Company's Intellectual Property to any Person on an exclusive basis, nor has the Company entered into any covenant not to compete or Contract limiting its ability to exploit fully any of its Intellectual Property or to transact business in any market or geographical area or with any Person.

            (f) No third party has the right to receive the Intellectual Property (or any part thereof), other than as provided in certain Contracts, listed in Schedule 3.1.11(f) attached hereto, which provide for the deposition in escrow of certain source codes which are part of the Intellectual Property (the "Escrow Deposition").

            (g) No third party shall be entitled to exercise its rights with respect to the Escrow Deposition unless the Company ceases from providing service and support to such third party with respect to software licensed by such third party from the Company.

            (h) In the event that any third party exercises his right with respect to the Escrow Deposition, the sole right that such third party shall acquire is to use the Escrow Deposition for the purpose of internal support and maintenance to software licensed by it from the Company.

            3.1.12 NO CONSENT. No consent, approval, authorization order, filing, registration or qualification of or with any court, governmental authority or third party is required to be made or obtained by Seller in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby, except for (i) the consent of the Investment Center of the Israeli Ministry of Industry and Trade, (ii) the consent of the Office of the Chief Scientist of the Israeli Ministry of Industry and Trade, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws.

            3.1.13 ABSENCE OF CHANGES. Since December 31, 1999:

                (a) there has not been any Material Adverse Change in, and no event has occurred that might have a material adverse effect on, the Business of the Seller or the Purchased Assets.

                (b) there has not been any loss, damage or destruction to, or any interruption in the use of the Purchased Assets (whether or not covered by insurance);


                                       9.

                (c) Seller has not sold or otherwise transferred, or leased or licensed, any of the Purchased Assets to any other Person;

                (d) Seller has not (i) established or adopted any Employee Benefit Plan, or (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fees, fringe benefits or other compensation or remuneration payable to, any of its directors, officers, employees or independent contractors;

                (e) no Contract by which Seller or any of the Purchased Assets is or was bound, has been amended; and

                (f) Seller has not agreed, committed or offered (in writing or otherwise) to take any of the actions referred to in clauses "(c)" through "(e)" above.

            3.1.14 BENEFIT PLANS. Schedule 3.1.14 attached hereto lists each employee pension, profit sharing, deferred compensation, severance, stock option, stock purchase, incentive, golden parachute, bonus, group or individual medical, welfare, insurance or other employee benefit plan, program or arrangement which is maintained by Seller or to which Seller is required to contribute on behalf of employees of Seller, all with respect to the Key Employees and the Retained Employees. Except as set forth in Schedule 3.1.14 attached hereto, Seller does not maintain and has not maintained or made any contributions to any employee pension benefit plan or employee welfare benefit plan with respect to such employees. As applicable with respect to each Plan, Seller has provided to Purchaser copies of all Plan documents and amendments thereto, trust agreements and contracts relating to Plan administration.

            3.1.15 INVESTMENT REPRESENTATIONS. Each of the Company and the Principal shareholder (collectively referred to in this Section 3.1.15 as "INVESTOR") represents and warrants, with respect to the Escrow Shares acquired under this Agreement, as follows:

                (a) INVESTMENT PURPOSE. Investor is acquiring the Escrow Shares for its own account for investment, and not with a view to, or for sale in connection with, any distribution of any of the Escrow Shares.

                (b) NO TRANSFER. Investor will not sell or otherwise transfer any of the Escrow Shares except in accordance with the United States Securities Act of 1933, as amended (the "1933 Act"), and all applicable Israeli and United States securities laws and BackWeb's Articles of Association, and prior to any transfer (other than sales pursuant to an effective registration under the 1933 Act or sales in accordance with an applicable exception thereto. Accordingly, Investor acknowledges that it must bear the economic risk of its investment in the Escrow Shares for an indefinite period.

                (c) SOPHISTICATED INVESTOR. Investor is an "ACCREDITED INVESTOR" as that term is defined in Rule 501(a) of Regulation D under the 1933 Act, and has had substantial experience in business and financial matters and in making high risk investments of the type contemplated by this Agreement; the information about Investor furnished to BackWeb by Investor is accurate; Investor has been furnished access to the business records of BackWeb and




                                      10.

such additional documents and information as the Investor has requested, and has been given the opportunity to meet with BackWeb officers and to have them answer questions to its satisfaction regarding BackWeb's affairs and condition; Investor has received all information that it considers necessary or appropriate for the purpose of deciding whether to purchase the Escrow Shares; and Investor is capable of evaluating the merits and risks of its purchase of the Escrow Shares and is able to bear the economic risk of thereof.

                                    ARTICLE 4

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

        4.1 REPRESENTATIONS AND WARRANTIES. Purchaser represents and warrants to Seller as follows:

            4.1.1 ORGANIZATION AND STANDING. Purchaser is a corporation duly organized and validly existing under the laws of the State of Israel and has all corporate power and authority to carry on the business in which it is engaged and to own or lease and operate its properties.

            4.1.2 AUTHORIZATION. All corporate and other proceedings required to be taken on the part of Purchaser to authorize Purchaser to enter into and carry out this Agreement and to purchase the Purchased Assets have been, or prior to the Closing will be, duly and properly taken. This Agreement has been duly executed and delivered by Purchaser and is the valid and binding obligation of Purchaser enforceable against it in accordance with its terms, except as enforcement may be limited by equitable principles limiting the right to obtain specific performance or other equitable remedies, or by applicable bankruptcy or insolvency laws and related decisions affecting creditors' rights generally.

            4.1.3 COMPLIANCE. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, upon satisfaction of the conditions set forth in Article 8 herein, will not:

                (a) result in the breach of any of the terms or conditions of, or constitute a default under or violate, as the case may be, the memorandum of association or articles of association of Purchaser; or

                (b) violate or result in a breach of or constitute a default under any judgment, order, decree, rule or regulation of any court or governmental agency to which Purchaser is subject, and which, in each of clause
(a) above and this clause (b), would have a material adverse effect on Purchaser's business.

            4.1.4 LITIGATION. There are no actions, suits, proceedings, arbitrations, or investigations pending, or to the Purchaser's knowledge, threatened, which question the validity of this Agreement or any actions taken or to be taken in connection herewith or the consummation of the transactions contemplated herein.


                                      11.

            4.1.5 APPROVALS, ETC. All consents, approvals, authorizations and orders (corporate, governmental or otherwise) necessary for the due authorization, execution and delivery by Purchaser of this Agreement and the consummation of the transactions contemplated hereby have been obtained or will be obtained prior to the Closing Date.

                                    ARTICLE 5

                       COVENANTS AND AGREEMENTS OF SELLER

        5.1 CONDUCT OF BUSINESS. During the period between the date of this Agreement and the Closing Date (the "Pre-Closing Period"), except as contemplated by this Agreement, and except as may be necessary to carry out the transactions contemplated by this Agreement, Seller shall not:

            (a) voluntarily permit to be incurred any Lien or Encumbrance on any of the Purchased Assets;

            (b) increase the rate of compensation for any of the Company's Employees, except for increases in the ordinary course and consistent with past practices, or otherwise enter into or alter any employment, consulting, or service agreement respecting the Business;

            (c) commence, enter into, or alter any profit sharing, deferred compensation, bonus, stock purchase, pension, retirement, or incentive plan or any fringe benefit plan for the Company Employees;

            (d) sever or terminate any of the Company Employees except for cause in the ordinary course of the Business, and pursuant to Section 5.3;

            (e) dispose of any of the Purchased Assets, or enter into any arrangements that could result in the transfer of, or otherwise affect, the Purchased Assets;

            (f) enter into any transaction in connection with the Purchased Assets, other than transactions in the ordinary course of business which have been pre-approved by Purchaser;

            (g) enter into or commit to any joint venture, teaming arrangement or similar arrangement relating to the Business;

            (h) commence any material legal proceeding with respect to the Business; or

            (i) agree or commit to take any of the actions described in the foregoing clauses.

        5.2 NOTIFICATION; UPDATES TO DISCLOSURE SCHEDULE.

            (a) During the Pre-Closing Period, the Seller shall promptly notify BackWeb in writing of:


                                      12.

                (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in or breach of any representation or warranty made by the Seller in this Agreement;

                (ii) any breach of any covenant or obligation of the Company;
and

                (iii) the discovery by the Seller of any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 7.1 impossible or unlikely.

            (b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 5.2(a) requires any change in the Disclosure Schedule attached hereto, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly deliver to BackWeb an update to the Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Seller in this Agreement, or (ii) determining whether any of the conditions set forth in Section 7.1 has been satisfied.

        5.3 TERMINATION OF EMPLOYMENT OF EMPLOYEES. Seller will terminate the employment of each of the Company's Employees identified on Exhibit C immediately prior to the Closing in conjunction with Purchaser's offer of employment to each of such Employees.

        5.4 EMPLOYMENT AND NONCOMPETITION AGREEMENTS. Seller shall use commercially reasonable efforts to cause each of the Retained Employees that Purchaser shall point out to execute and deliver to BackWeb, at the Closing or after the Closing, as the case may be, an employment agreement and a confidentiality, non-competition and proprietary rights agreement, in the form to be provided by BackWeb.

        5.5 SELLER RECORDS AND INFORMATION.

            5.5.1 Seller agrees that all documents that are retained by Seller after the Closing Date and that are related to the Purchased Assets (whether or not previously provided to BackWeb), including, without limitations, all cd-roms, diskettes, tapes and any other media containing the source and object codes for any software included in the Purchased Assets (and specifications for access) and any related working papers, books, white papers and other documentation, shall be open for inspection by representatives of Purchaser at any time during regular business hours until such time as documents are destroyed or possession thereof is given up to the Purchaser as provided for in
Section 5.5.2 herein and that Purchaser may during such period at its expense make such copies thereof as it may reasonably request.

            5.5.2 Without limiting the generality of Section 5.5.1, for a period ending on the sixth anniversary of the Closing Date, Seller shall not destroy or give up possession of any item


                                      13.

referred to in Section 5.5.1 hereof without first offering to the Purchaser the opportunity, at Purchaser's expense (but without any other payment), to obtain the same.

        5.6 COVENANT NOT TO COMPETE.

            (a) Seller and Principal Shareholder agree that, as part of the consideration for the payment by Purchaser of the Purchase Consideration, for a period of three years immediately following the Closing Date, neither Seller and Principal Shareholder nor any of their respective subsidiaries or affiliates, will, directly or indirectly, operate, perform, have any interest in or otherwise be engaged in or concerned with a business which develops, manufactures, prepares, sells, installs or distributes products or performs services in competition with the Business of the Company as conducted on the Closing Date. For these purposes, ownership of securities of a company whose securities are publicly traded on a recognized securities exchange not in excess of 5% of any class of such securities shall not be considered to be competition with the Business of the Company. For avoidance of doubt, the fulfillment of Seller's obligations arising out of the agreements described in Section 2.8 hereof, shall not be considered as competition with the Business of the Company.

            (b) Seller and Principal Shareholder acknowledge that the restrictions on their activities under Section 5.6(a) are necessary for the reasonable protection of Purchaser and constitute a material inducement to Purchaser's entering into and performing this Agreement. Seller and Principal Shareholder further acknowledge, stipulate and agree that a breach of any such obligations and agreements will result in irreparable harm and continuing damage to Purchaser for which there will be no adequate remedy at law and further agree that in the event of any breach of said obligations and agreements, Purchaser shall be entitled to injunctive relief and to such other relief as is proper under the circumstances.

            (c) For avoidance of doubt, nothing in this Section 5 or this Agreement shall prevent the Seller or Principal Shareholder from conducting business relating to vending machines for food/drinks, parking meters, pre-paid card machines, automatic meter reading for electricity, gas, temperature and water, and security alarm systems, all subject to the terms and conditions of the License Agreement.

                                    ARTICLE 6

                       ADDITIONAL COVENANTS OF THE PARTIES

        6.1 REASONABLE EFFORTS TO CLOSE. During the period commencing on the date of the execution of this Agreement and continuing until the Closing Date, Purchaser and Seller shall use their reasonable efforts to comply promptly with all requests or requirements which applicable law or governmental officials may impose on them with respect to the transactions which are the subject of this Agreement, and to consummate such transactions as promptly as practicable. The reasonable efforts of Purchaser and Seller shall include, without limitation, good faith response, in cooperation with each other, to all requests for information, documentary or otherwise, by any governmental agency.


                                      14.

        6.3 DISCLOSURES, PRESS RELEASES. At all times, the parties shall remain subject to the terms of that certain [Non-Disclosure Agreement between the Purchaser and the Seller dated as of May __, 2000]. Purchaser and Seller will keep the terms of this Agreement and the transactions contemplated hereunder strictly confidential. Accordingly, except as required by law, neither Seller (at any time) nor Purchaser (only prior to the date of this Agreement), without the prior written consent of the other, will make any press release or any similar public announcement concerning the transactions contemplated hereby, provided that following the date of this Agreement, Purchaser shall be entitled to make any such publications as it deems fit, but shall notify Seller (and provide Seller with the draft publication and its final version) of such publication in advance. In addition, other than as necessary to obtain any consent required to consummate the transactions contemplated hereunder or as required by law, no written or oral announcement or private disclosure with respect to the transactions contemplated hereby will be made to any person unrelated to Seller or Purchaser unless jointly approved by Seller and Purchaser. If disclosure is required by law, the disclosing party shall consult in advance with the other party and attempt in good faith to reflect such other party's concerns in the required disclosure.

        6.4 NON-SOLICITATION. Seller agrees that it shall not, for a period of three years from the Closing Date, directly or indirectly hire or solicit for employment any former employee of Seller hired by BackWeb on or after the Closing Date.

                                    ARTICLE 7

                       CLOSING CONDITIONS AND TRANSACTIONS

        7.1 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PURCHASER. The obligations of Purchaser under this Agreement are subject to the fulfillment by Seller prior to or at the Closing of each of the following conditions, any one or more of which may be waived by Purchaser:

            7.1.1 NO INJUNCTIVE PROCEEDINGS. No preliminary or permanent injunction or other order (including a temporary restraining order) of any court or other governmental agency which prevents the consummation of the transactions which are the subject of this Agreement or prohibits Purchaser's ownership of the Purchased Assets shall have been issued and remain in effect.

            7.1.2 ACCURACY OF REPRESENTATIONS. Each of the representations and warranties made by the Seller in this Agreement and in each of the other agreements and instruments delivered to BackWeb in connection with the transactions contemplated by this Agreement shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date.


                                      15.

            7.1.3 PERFORMANCE OF COVENANTS. All of the covenants and obligations that the Seller is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all respects; provided however that any noncompliance or nonperformance that results from BackWeb's activities related to the operations of the Business during the Pre-Closing Period shall not constitute noncompliance or nonperformance by the Seller for the purposes of this Section 7.1.3.

            7.1.4 CONSENTS AND APPROVALS. All consents and approvals required to be obtained in connection with this Agreement and the transactions contemplated by this Agreement (including, without limitation, the approvals referred to in Section 7.1.5 hereunder) shall have been obtained and shall be in full force and effect, other than those consents that, if not obtained and in full force and effect, would not result in a Material Adverse Effect or would not prevent the consummation of the transactions contemplated hereunder.

            7.1.5 AGREEMENTS AND DOCUMENTS. BackWeb shall have received the following agreements and documents, each of which shall be in full force and effect:

                (a) Copies of resolutions of the Board of Directors of Seller, authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

                (b) The Employment Agreements in the form of Exhibit D, executed by the individuals identified on Exhibit C;

                (c) Non-competition Agreements in the form of Exhibit E, executed by the individuals identified on Exhibit C;

                (d) confidential invention and assignment agreements, reasonably satisfactory in form and content to BackWeb, executed by all of the Seller's (1) employees, (2) former employees, (3) consultants and independent contractors, and (4) former consultants and former independent contractors that work or have worked in the Business who have not already signed such agreement; provided that no such agreements will be required of the Persons identified in clauses (2),
(3) and (4) whose jobs or services provided did not materially relate to the Purchased Assets;

                (e) fully executed Escrow Agreement (the "ESCROW AGREEMENT") in form and substance reasonably satisfactory to counsel for BackWeb and counsel for the Seller, which shall contain, without limitation, provisions regarding the following: (i) the release of the Escrow Payment and of $1,350,000 worth of shares of the Escrow Shares upon the termination of a twelve (12) month period commencing on the Closing Date, provided that (a) the Purchaser has successfully retained the services of the Key Employees for such period (unless either of the Key Employees has become incapacitated at any time following the Closing, in which case this condition shall be deemed to have been satisfied with respect to such Key Employee), and (b) no claim for indemnification has been filed (unless being already settled) with the Escrow Agent during such period; (ii) the release of the remaining $1,550,000 worth of shares of the Escrow Shares upon termination of a 24 month period commencing on the Closing Date, provided that


                                      16.

the Purchaser has successfully retained the services of the Key Employees for such period (unless either of the Key Employees has become incapacitated at any time after 12 months following the Closing, in which case this condition shall be deemed to have been satisfied with respect to such Key Employee); (iii) provisions enabling the Seller to instruct the Escrow Agent as to the sale of the Escrow Shares (with the proceeds of such sale(s) to be deposited in the Escrow in lieu of the Escrow Shares); and (iv) such other terms and conditions as are standard and customary in transactions of this nature;

                (f) a legal opinion of Fischer, Behar, Chen & Co., dated as of the Closing Date, in the form of Exhibit F; and

                (g) a compliance certificate, dated as of the Closing Date, executed by Seller's duly authorized representative certifying that: (1) each of the representations and warranties set forth in Section 3 is accurate in all respects as of the Closing Date as if made on the Closing Date and (2) the conditions set forth in Sections 7.1.2, 7.1.3, 7.1.4, 7.1.6 and 7.1.7 hereof have been duly satisfied.

                (h) a letter from the Office of the Chief Scientist of Israel consenting to the transactions contemplated by this Agreement on terms and conditions acceptable to Purchaser. Seller shall bear and pay all royalties, taxes and other payments due to the Chief Scientist arising out of or with respect to the transactions contemplated by this Agreement; without limiting the generality of the foregoing, Seller shall pay (or there shall be deducted from the Purchase Consideration) such amount as is necessary, together with all royalty payments previously made by Seller to the Chief Scientist, to repay 100% of all grant amounts received by Seller from the Chief Scientist together with any applicable interest. BackWeb is aware of the fact that it may be required to sign an obligation to obey to certain laws and regulations, as required buy the Office of the Chief Scientist.

                (i) a letter from the Investment Center of canceling all current investment programs of the Company, such that neither the Company nor the Purchaser shall have any actual or contingent obligation towards the Investment Center, or alternatively, in the event that the Company can not receive such letter prior to the Closing, it shall provide the Purchaser, on or prior to the Closing, an officer's certificate stating that the principal approval of the Investment Center, as set forth above, was reached, but the official document was not yet received. The official letter from the Investment Center will then be provided to the Purchaser by no later than 45 days following the Closing. Seller shall bear and pay all royalties, taxes and other payments due to the Investment Center arising out of or with respect to the transactions contemplated by this Agreement.

            7.1.6 DELIVERY OF THE PURCHASED ASSETS. BackWeb shall have received, in appropriate transfer instruments satisfactory to BackWeb, the Purchased Assets, including, without limitations, all cd-roms, diskettes, tapes and any other media containing the source and object codes for any software included in the Purchased Assets (and specifications for access)


                                      17.

and any working papers, books, white papers and other documentation (including in electronic formats) relating to the Purchased Assets.

            7.1.7 CLOSING OF GUR-GANOR AGREEMENTS. The Gur-Ganor Agreements have been executed, all conditions to their closing have been duly satisfied, and the closings under such agreements shall have occurred.

            7.2 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER. The obligations of Seller under this Agreement are subject to the fulfillment by Purchaser prior to the Closing of each of the following conditions, any one or more of which may be waived by Seller:

            7.2.1 NO INJUNCTIVE PROCEEDINGS. No preliminary or permanent injunction or other order (including a temporary restraining order) of any state or federal court or other governmental agency which prevents the consummation of the transactions which are the subject of this Agreement or prohibits Purchaser's ownership of the Purchased Assets shall have been issued and remain in effect.

            7.2.2 REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties made by the Purchaser in this Agreement and in each of the other agreements and instruments delivered to Seller in connection with the transactions contemplated by this Agreement shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date except for items specifically permitted by this Agreement or consented to in writing by the Seller.

            7.2.3 CONSENTS, ETC. All consents and approvals required to be obtained in connection with this Agreement and the transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect, other than those consents that, if not obtained and in full force and effect, would not result in a Material Adverse Effect or would not prevent the consummation of the transactions contemplated hereunder.

            7.2.4 PERFORMANCE OF AGREEMENTS. Purchaser shall have fully performed in all material respects all obligations, agreements, conditions and commitments required to be fulfilled by Purchaser on or prior to the Closing Date and shall have delivered to Seller the documents, instruments and certificates listed below or required by Article 8 herein.

            7.3 NON-COMPLIANCE WITH AND TERMINATION OF THIS AGREEMENT.

                (a) Each of the parties hereto agrees to use its best efforts to bring about the satisfaction of the conditions required to be performed by it hereunder prior to and at the Closing, including, without limitation, compliance with the requirements of Section 6.2 hereof.

                (b) This Agreement may be terminated at any time prior to the Closing without any liability of either party to the other:

                                      18.

                    (i) by the mutual agreement of BackWeb and the Seller, provided such termination is set forth in writing and executed by both parties;

                    (ii) by BackWeb if BackWeb reasonably determines that the timely satisfaction of any condition set forth in Section 7.1 has become impossible (other than as a result of any failure on the part of BackWeb to comply with or perform any covenant or obligation of BackWeb set forth in this Agreement);

                    (iii) by the Seller if the Seller reasonably determines that the timely satisfaction of any condition set forth in Section 7.2 has become impossible (other than as a result of any failure on the part of the Company to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to BackWeb);

                    (iv) by BackWeb if the Closing has not taken place on or before _______, 2000 (other than as a result of any failure on the part of BackWeb to comply with or perform any covenant or obligation of BackWeb set forth in this Agreement).

                                    ARTICLE 8

                                CLOSING DOCUMENTS

        8.1 SELLER'S OBLIGATIONS. On the Closing Date, in addition to the agreements, documents and certificates required pursuant to Section 7.1.5 hereof, Seller shall deliver to Purchaser physical possession of all tangible material connected with the Purchased Assets and shall execute and/or deliver to Purchaser all of the following:

            8.1.1 RESOLUTIONS. Copies of resolutions of the Board of Directors of Seller, certified by the attorney of Seller authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

            8.1.2 BILL OF SALE. A bill of sale, duly executed by Seller, in form and substance reasonably satisfactory to counsel for Purchaser, sufficient to convey, transfer and assign to Purchaser all right, title and interest of Seller in and to the Purchased Assets free and clear of Liens, claims, Encumbrances and security interests in accordance with this Agreement.

            8.1.3 ASSIGNMENTS. Assignments of the Purchased Assets, including Licenses and Permits, duly executed by Seller, in form and substance reasonably satisfactory to counsel for Purchaser, and all consents which Seller is able to obtain therefor, or permitted alternate arrangements with respect thereto.


                                      19.

        8.2 JOINT OBLIGATIONS. The parties will deliver each to the other the certificates, records, schedules, and the other documents required by the terms of this Agreement.

                                    ARTICLE 9

                                 INDEMNIFICATION

        9.1 SURVIVAL OF REPRESENTATIONS, ETC.

            (a) The representations and warranties made by the Seller and the Principal Shareholder (including the representations and warranties set forth in the Company Closing Certificate) shall survive the Closing until the end of twenty-four (24) months following the Closing Date, provided that representations and warranties with respect to intellectual property rights (including any rights of third parties in or to the Purchased Assets) shall survive for a period of five (5) years following the Closing Date, if made by the Seller, and for a period of three (3) years following the Closing Date, if made by the Principal Shareholder (the "Survival Period"); provided, however, that if, at any time prior to the Survival Period, any Indemnitee (acting in good faith) delivers to the Seller and/or to a Principal Shareholder (as applicable) a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Company and/or the Principal Shareholder (and setting forth in reasonable detail the basis for such Indemnitee's belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 9.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the Survival Period until such time as such claim is fully and finally resolved.

            (b) The representations, warranties, covenants and obligations of the Company and the Principal Shareholder, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees.

            (c) For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty made by the Seller and the Principal Shareholder in this Agreement.

        9.2 INDEMNIFICATION. From and after the Closing Date (but subject to
Section 9.1(a)), the Indemnitees may seek indemnification first from the Escrow Fund, second from the Seller, and only thereafter from the Principal Shareholder, for any Damages that are directly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which are from or as a result of, or are directly connected with: (i) any inaccuracy in or breach of any representation or warranty of Seller and/or Principal Shareholder in this Agreement; (ii) the non fulfillment of any covenant, undertaking, agreement or other obligation of Seller under this Agreement; (iii) any Legal Proceeding relating to any inaccuracy or breach of the type referred to in clause "(i)" through "(ii)" above (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 9). Nothing in this


                                      20.

Section shall be construed as preventing the Indemnitees from filing joint claims against the Escrow Fund and/or the Seller and/or the Principal Shareholder (as the case may be), provided that no collection shall be sought from the Principal Shareholder unless reasonable collection steps were first taken against the Escrow Fund and/or the Seller, but the Damages were not covered in full.

        9.3 DEFENSE OF THIRD PARTY CLAIMS. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Sellers, against BackWeb or against any other Person) with respect to which any of the Indemnitees shall have the right to seek indemnification pursuant to this
Section 9, BackWeb shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own. If BackWeb so proceeds with the defense of any such claim or Legal Proceeding:

            (a) all reasonable expenses (including attorneys' fees) relating to the defense of such claim or Legal Proceeding shall be borne and paid out of the Escrow Fund;

            (b) BackWeb shall have the right to settle, adjust or compromise such claim or Legal Proceeding with the consent of the Seller and Principal Shareholder, as applicable; provided, however, that such consent shall not be unreasonably withheld.

BackWeb shall give the Seller and Principal Shareholder, as applicable, prompt notice of the commencement of any such Legal Proceeding against BackWeb; provided, however, that any failure on the part of BackWeb to so notify the Seller and Principal Shareholder shall not limit any of the rights of the Indemnitees under this Section 9 (except to the extent such failure materially prejudices the defense of such Legal Proceeding).

        9.4 EXERCISE OF REMEDIES BY INDEMNITEES OTHER THAN BACKWEB. No Indemnitee (other than BackWeb or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless BackWeb (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

        9.5 LIMITATIONS ON INDEMNIFICATION.

            (a) Except as specifically set forth herein, the maximum amount of indemnifiable Damages that may be recovered, arising out of or resulting from
Section 9.2(a) shall be an amount equal to the Purchase Consideration, when such indemnifiable Damages are recovered from the Seller, and an amount of up to eight million Dollars ($8,000,000), when such indemnifiable Damages are recovered from the Principal Shareholder.

            (b) Notwithstanding anything to the contrary contained in this Agreement, no Indemnitee shall be entitled to seek indemnification from the Seller and Principal Shareholder under this Agreement with respect to any Damages arising out of or resulting from Section 9.2, until the aggregate amount of such Damages exceeds twenty five thousand US dollars ($25,000), and where such damages exceed twenty five thousand US dollars ($25,000), the Indemnitees shall be entitled to indemnification in full (with no deduction of the twenty five thousand US

                                      21.

dollars ($25,000)), subject to the provisions of Section 9.5(a).

        9.6 EXCLUSIVE REMEDIES. BackWeb acknowledges and agrees that its sole and exclusive remedy (except in the case of fraud, in which case BackWeb reserves all rights available to it under the law with respect to the party committing such fraud) with respect to any and all claims relating to the subject matter of this Agreement and the other agreements, documents and certificates specifically contemplated by this Agreement shall be pursuant to the indemnification provisions set forth in this Section 9 and specific performance as contemplated by Section 10.4 below.

                                   ARTICLE 10

                                  MISCELLANEOUS

        10.1 ATTORNEYS' FEES. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

        10.2 NOTICES. All notices, requests, demands and other communications given hereunder (collectively, "Notices") shall be in writing and personally delivered, sent by facsimile or mailed by registered or certified mail, postage prepaid, as follows:

               (a)    If to Purchaser at:

                      BackWeb Technologies Ltd.
                      3 Abba-Hillel Street
                      Ramat-Gan 52136
                      Israel
                      Attn.:
                      Facsimile:

                      with a copy to:

                      Naschitz, Brandes & Co.
                      5 Tuval Street
                      Tel Aviv 67897
                      Israel
                      Attn.:  Hanina Brandes
                      Facsimile: (972)-3-6235005

               (b)    If to Seller at:


                                      22.

                Mobix Communications Ltd.

                88 Gisin St.
                Petah-Tikva 49170
                Israel
                Attn.: Ester Hemli
                Facsimile: (972)-3-9213482

                with a copy to:

                Fischer Behar Chen and Co.
                3 Daniel Frish St.
                Tel-Aviv
                Israel

                Attention: Reuven Behar Adv.
                Facsimile:

            (c) If to Principal Shareholder at:

                -----------------------------------

                -----------------------------------

                -----------------------------------
                Israel
                Attn.:
                Facsimile:

                with a copy to:

                -----------------------------------

                -----------------------------------

                -----------------------------------
                Attention:
                Facsimile:

            (d) All notices shall be deemed delivered when actually received if personally delivered or sent by facsimile or three days after having been placed in the mail, addressed in accordance with Sections 10.2(a), 10.2(b) or 10.2(c) hereof, as the case may be, provided that any notice sent by facsimile must immediately be placed in the mail. Each of the parties shall hereafter notify the other in accordance with this Section 10.2 of any change of address to which notice is required to be mailed.


                                      23.

        10.3 ASSIGNMENT AND AMENDMENT OF AGREEMENT. This Agreement shall be binding upon the respective successors and assigns of the parties hereto. This Agreement may be amended only by written agreement of the parties hereto, duly executed by an authorized representative of each of the parties hereto. Notwithstanding the forgoing, BackWeb may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 9), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person. None of the rights hereunder may be assigned by the Seller without prior written consent of BackWeb.

        10.4 REMEDIES CUMULATIVE; SPECIFIC PERFORMANCE. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

        10.5 WAIVER.

            (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

            (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

        10.6 GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Israel (without giving effect to the conflict of laws principles). Each party to this Agreement consents to the exclusive jurisdiction and venue of the appropriate court in Tel-Aviv - Jaffa in the state of Israel.

        10.7 FURTHER ASSURANCES. Each party agrees that it will execute and deliver, or cause to be executed and delivered, on or after the date of this Agreement, all such other instruments and will take all reasonable actions as may be necessary to transfer and convey the Purchased Assets to Purchaser, on the terms herein contained, and to consummate the transactions herein contained to effectuate the provisions and purposes hereof.

        10.8 NO THIRD PARTY RIGHTS. This Agreement is not intended and shall not be construed to create any rights in any parties other than Seller and Purchaser and no person shall


                                      24.

have any rights as a third party beneficiary hereunder, including, without limitation, any rights with respect to the provisions of Section 5 hereof.

        10.9 SEVERABILITY. The invalidity of any provision of this Agreement or portion of a provision shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.

        10.10 COUNTERPARTS. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        10.11 ENTIRE AGREEMENT. This Agreement, including the schedules and exhibits attached hereto, constitutes the entire agreement between the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they related in any way to the subject matter hereof; provided, however, that the [Non-Disclosure Agreement between BackWeb and the Company dated as of _______, 2000 and the No-Shop letter between BackWeb and the Company dated as of _______, 2000] shall not be superseded by this Agreement and shall remain in effect in accordance with their respective terms until the earlier of (a) the Closing Date, or (b) the date on which such agreement or letter is terminated in accordance with their respective terms.

        10.12 HEADINGS. The headings contained in this Agreement and in the schedules attached hereto are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

        10.13  CONSTRUCTION.

            (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

            (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

            (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

        Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.




                                      25.

        IN WITNESS WHEREOF, Seller, Purchaser and the Principal shareholder have duly executed and delivered this Agreement as of the day and year first above written.



                                               BACKWEB TECHNOLOGIES LTD.


                                               By: /s/ HANAN HIRON
                                                  ------------------------------
                                                       [name] Hanan Hiron
                                                       [office] CFO



                                               MOBIX COMMUNICATIONS LTD.


                                               By: /s/ ESTER HEMLI
                                                  ------------------------------
                                                       [name] Ester Hemli
                                                       [office] CEO


                                               /s/ ESTER HEMLI
                                               ---------------------------------

                                               ESTER HEMLI




                                      26.

                                    EXHIBIT A

                               CERTAIN DEFINITIONS



For purposes of the Agreement (including this Exhibit A):

AGREEMENT. "Agreement" shall mean the Asset Purchase Agreement to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.

COMPANY EMPLOYEES. "Company Employees" shall mean all employees of the Company, both salaried and hourly, who are employees of the Company on the Closing Date.

CONSENT. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

CONTRACT. "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

DAMAGES. "Damages" shall include any loss, damage, injury, decline in value, liability, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys' fees), charge, cost (including costs of investigation) or expense of any nature.

DISCLOSURE SCHEDULE. "Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) delivered to BackWeb on behalf of the Seller. Any disclosure in any Schedule of the Disclosure Schedule shall be treated as an exception to each and all of the representations, warranties and covenants of the Agreement to which they relate.

ENCUMBRANCE. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

ENTITY. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company).

GOVERNMENTAL AUTHORIZATION. "Governmental Authorization" shall mean any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body; or (b) right under any Contract with any Governmental Body.

                                       1.

GOVERNMENTAL BODY. "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

INDEMNITEES. "Indemnitees" shall mean the following Persons: (a) BackWeb; (b) BackWeb's current and future affiliates; (c) the respective Representatives of the Persons referred to in clauses "(a)" and "(b)" above; and (d) the respective successors and assigns of the Persons referred to in clauses "(a)", "(b)" and "(c)" above; provided, however, that the Seller shall not be deemed to be an "Indemnitee."

KEY EMPLOYEES. "Key Employees" shall mean Messrs. Israel Ganor and Eli Gur.

LEGAL PROCEEDING. "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, material inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

LEGAL REQUIREMENT. "Legal Requirement" shall mean any domestic, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

LIENS. "Liens" means liens, charges, claims, pledges, security interests, third party rights and encumbrances of any nature whatsoever.

MATERIAL ADVERSE EFFECT. "Material Adverse Effect" means any change, effect or circumstance that, individually or when taken together with all other changes, effects or circumstances that have occurred prior to the date of determination of the occurrence of the material adverse effect (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement or in the Seller's compliance certificate but for the presence of the "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties), is materially adverse to the Purchased Assets or to the financial condition or results of operation of the Business.

PERSON. "Person" shall mean any individual, Entity or Governmental Body.


REPRESENTATIVES. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

SEC. "SEC" shall mean the United States Securities and Exchange Commission.

                                       2.

SECURITIES ACT. "Securities Act" shall mean the Securities Act of 1933, as amended.

SELLER CONTRACT. "Seller Contract" shall mean any Contract: (a) to which the Seller is a party with respect to the Purchased Assets either directly or indirectly; (b) by which any of the Purchased Assets is or may become bound or under which the Seller has, or may become subject to, any obligation with respect to the Purchased Assets either directly or indirectly; or (c) under which the Seller has or may acquire any right or interest with respect to the Purchased Assets either directly or indirectly.

TAX. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

TAX RETURN. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.



                                       3.

                                    EXHIBIT B

                                PURCHASED ASSETS



All registered patents, designs and trademarks, all applications for registration thereof, and all computer programs including, but not limited to, computer programs embedded in several hardware platforms and related flow-charts, updates and data, whether in object or source code form, developed, or used in connection with the business of the Company, and all hardware, algorithms, utilities, flowcharts, documentation, processes, formulations, ideas, data, experimental methods, or results, descriptions, scientific plans, depictions, written, printed or electronically stored materials or information, including specifications, pricing plans, data, engineering drawings, specifications for products and/or processes and/or software, test protocols, and all other materials relating thereto, and copies thereof in any storage media, and all other works of authorship, inventions, concepts, ideas, and discoveries developed, discovered, conceived, created, made, reduced to practice, or used by the Company and all intellectual property rights therein, including, without limitation, all copyrights in the United States, Israel and elsewhere, including all rights of registration and publication, rights to create derivative works, and all other rights incident to copyright ownership, for the residue now unexpired of the present term of any and all such copyrights and any term thereafter granted during which such information is entitled to copyright, for the longest period of protection accorded to such interests under applicable law. Without limiting the foregoing, the Purchased Assents shall include also training material and technical presentations and the following elements:

                                       4.

------------------------------------------------------------------------------------------------------------------------------
                                                    DEVELOPMENT                                      CONFIGURATION,
                                                    ENVIRONMENT,                                     MONITORING,
SOURCE                     OPERATING                C COMPILER,                                      TESTS AND
CODE                       SYSTEM                   MAKEFILES                DOCUMENTATION           SIMULATIONS
------------------------------------------------------------------------------------------------------------------------------
Gateway, 95 for Mobitex    Windows NT/95/98         Microsoft Visual C++,    Overview, GW_guide      Configuration Tool, IP
                                                    Visual Basic                                     monitor, License
                                                                                                     Generator, License
                                                                                                     Library
------------------------------------------------------------------------------------------------------------------------------
MobiLink                   Windows NT/95/98         Microsoft Visual C++     User Guide, SRS
------------------------------------------------------------------------------------------------------------------------------
IP Server for Mobitex      Windows NT/95/98         Microsoft Visual C++     Release Notes           IP monitor
------------------------------------------------------------------------------------------------------------------------------
WinSock Interface          Windows NT/95/98         Microsoft Visual C++     Demo Guide
------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------


SOURCE                    INSTALLATION               DEMONSTRATION
CODE                      PROCEDURES                 APPLICATION
----------------------------------------------------------------------------
Gateway, 95 for Mobitex   Install Shield             SignHost, Tele_host,
                                                     Appwww


----------------------------------------------------------------------------
MobiLink
----------------------------------------------------------------------------
IP Server for Mobitex     Install Shield             FileTransfer, Chat
----------------------------------------------------------------------------
WinSock Interface         None                       SignCDPD, SignCDMA
----------------------------------------------------------------------------

                                       5.

---------------------------------------------------------------------------------------------------------------------------------
                                                    DEVELOPMENT
                                                    ENVIRONMENT,                                     CONFIGURATION,
                                                    C COMPILER,                                      MONITORING,
SOURCE CODE                OPERATING SYSTEM         MAKEFILES                DOCUMENTATION           TESTS AND SIMULATIONS
---------------------------------------------------------------------------------------------------------------------------------
GATEWAY, 95 FOR            Windows NT/95/98         Microsoft Visual C++     Overview, Test_doc,     GSM_test, License
GSM                                                                          User Guide, Demo Guide  Library
---------------------------------------------------------------------------------------------------------------------------------
CE                         Windows CE               Microsoft Visual C++     Overview, Demo Guide,   License Library,
                                                                             User Guide, SRS         Configuration
---------------------------------------------------------------------------------------------------------------------------------
IP CLIENT                  Windows CE               Microsoft Visual C++     Overview                Preliminary
                                                                                                     Documentation, Release Notes
---------------------------------------------------------------------------------------------------------------------------------
Palm (Pilot)               Palm OS                  Metroworks Codewarrior   Overview, Demo Guide,   PiloTest, cmp_mob,
                                                                             User Guide              License Library


---------------------------------------------------------------------------------------------------------------------------------
Interactive Pager 950      RIM                      Microsoft Visual C++     User Guide              Test_tool
---------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------


INSTALLATION               DEMONSTRATION
PROCEDURES                 APPLICATION
--------------------------------------------------
Install Shield             SignHost,
                           VendingMachine,
                           VendingTools
--------------------------------------------------
Install Shield             Tele_mob, PalmSign

--------------------------------------------------
Install Shield             Mail Client,
                           FileTransfer, Chat
--------------------------------------------------
Install Shield             PiloSign, PiloMetric,
                           PilosignGSM,
                           PiloMetricGSM,
                           PiloSignTCP
--------------------------------------------------
None                       VendingApp
--------------------------------------------------


                                       6.

------------------------------------------------------------------------------------------------------------------------------
                                                    DEVELOPMENT                                      CONFIGURATION,
                                                    ENVIRONMENT,                                     MONITORING,
                           OPERATING                C COMPILER,                                      TESTS AND
SOURCE CODE                SYSTEM                   MAKEFILES                DOCUMENTATION           SIMULATIONS
------------------------------------------------------------------------------------------------------------------------------
RT (Embedded Radio         Portable, DOS            Microsoft C, Borland     Overview, User Guide,   License Library,
Terminal) for Mobitex                               C, Keil C51, Others,     Porting Guide, Design   cmp_mob
                                                    Lint scripts             Papers, CMP Design
------------------------------------------------------------------------------------------------------------------------------
RT (Embedded Radio         Portable, DOS            Microsoft C, Borland     Overview, User Guide    Cmp_mob
Terminal) for GSM                                   C, Keil C51, Others,
                                                    Lint scripts
------------------------------------------------------------------------------------------------------------------------------
RM (Embedded Radio Modem)  RTXC, DOS (as            Borland C, IAR,          Overview, Integrator    MCT
                           Reference)               Others, Lint scripts     Guide, API Reference,
                                                                             Test document, Design
                                                                             Papers
------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------


INSTALLATION               DEMONSTRATION
PROCEDURES                 APPLICATION
--------------------------------------------------
DOS scripts                RT_demo


--------------------------------------------------
DOS scripts                RT_demo


--------------------------------------------------
DOS scripts

--------------------------------------------------


                                       7.